Filed Pursuant to Rule 433
Dated October 13, 2006
Registration No. 333-106040
American International Group, Inc.
5.60% Medium-Term Notes, Series G, Due October 18, 2016
Term Sheet

Issuer:	American International Group, Inc.
Ratings:	Aa2(Moody’s)(stable)/AA(Standard & Poor’s)(negative)/AA(Fitch)(stable)
Type:	Senior Unsecured
Principal Amount:	$750,000,000
Use of Proceeds:	General Corporate Purposes
Trade Date:	October 13, 2006
Issue Date (Settlement Date):	October 18, 2006 (T+3)
Maturity Date:	October 18, 2016
Interest Rate:	5.60%
Interest Payment Dates:	Semi-annually on the 18th of April and October, commencing April 18, 2007
Price to Public:	99.909%
Underwriting Discount:	0.40%
All-In Price:	99.509%
Net Proceeds:	$746,317,500
Redemption Provisions:	None
Authorized Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Managing Underwriters:	Lehman Brothers, Morgan Stanley, Wachovia Securities
Co-Managers:	Citigroup, Credit Suisse, Deutsche Bank, HSBC
CUSIP:	02687QBC1
The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternately, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. toll-free at 1-888-603-5847, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, or Wachovia Capital Markets, LLC toll-free at 1-800-326-5897.

American International Group, Inc.
5.375% Medium-Term Notes, Series MP, Matched Investment Program, Due October 18, 2011
Term Sheet

Issuer:	American International Group, Inc.
Ratings:	Aa2(Moody’s)(stable)/AA(Standard & Poor’s)(negative)/AA(Fitch)(stable)
Type:	Senior Unsecured
Principal Amount:	$600,000,000
Use of Proceeds:	Matched Investment Program
Trade Date:	October 13, 2006
Issue Date (Settlement Date):	October 18, 2006 (T+3)
Maturity Date:	October 18, 2011
Interest Rate:	5.375%
Interest Payment Dates:	Semi-annually on the 18th of April and October, commencing April 18, 2007
Price to Public:	99.965%
Underwriting Discount:	0.25%
All-In Price:	99.715%
Net Proceeds:	$598,290,000
Redemption Provisions:	None
Authorized Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Managing Underwriters:	Lehman Brothers, Morgan Stanley, Wachovia Securities
Co-Managers:	Citigroup, Credit Suisse, Deutsche Bank Securities, HSBC
CUSIP:	02687QBE7
The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternately, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. toll-free at 1-888-603-5847, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, or Wachovia Capital Markets, LLC toll-free at 1-800-326-5897.

American International Group, Inc.
Floating Rate Medium-Term Notes, Series MP, Matched Investment Program
Term Sheet

Issuer:	American International Group, Inc.
Ratings:	Aa2(Moody’s)(stable)/AA(Standard & Poor’s)(negative)/AA(Fitch)(stable)
Type:	Senior Unsecured
Principal Amount:	$400,000,000
Use of Proceeds:	Matched Investment Program
Trade Date:	October 13, 2006
Issue Date (Settlement Date):	October 18, 2006 (T+3)
Maturity Date:	October 18, 2011
Interest Rate:	3 Month Libor + 11 bps
Interest Payment Dates:	Quarterly on the 18th of January, April, July and October, commencing January 18, 2007
Interest Reset Dates:	Quarterly on the 18th of January, April, July and October
Price to Public:	100.000%
Underwriting Discount:	0.25%
All-In Price:	99.750%
Net Proceeds:	$399,000,000
Redemption Provisions:	None
Authorized Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Managing Underwriters:	Lehman Brothers, Morgan Stanley, Wachovia Securities
Co-Managers:	Citigroup, Credit Suisse, Deutsche Bank, HSBC
CUSIP:	02687QBD9
The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternately, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. toll-free at 1-888-603-5847, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, or Wachovia Capital Markets, LLC toll-free at 1-800-326-5897.
(To Prospectus Supplement, dated October 12, 2006, and Prospectus, dated July 24, 2006)